Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use and reference to our name and reports auditing a portion of Ovintiv Inc.’s petroleum and natural gas reserves as of December 31, 2020 (the "Reports"), and the information derived from our Reports, as described or incorporated by reference in Ovintiv Inc.'s: (i) Annual Report on Form 10-K for the year ended December 31, 2020, and (ii) Registration Statements on Form S-8 (File Nos. 333-231248, 333-188758, 333-140856, 333-124218, and 333-85598), filed with the United States Securities and Exchange Commission.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

February 18, 2021

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients.  The digital document is intended to be substantively the same as the original signed document maintained by NSAI.  The digital document is subject to the parameters, limitations, and conditions stated in the original document.  In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.